Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE Contact: Courtney Guertin 401-457-9501; courtney.guertin@lintv.com

LIN TV CORP. RECEIVES NOTICE OF

NON-COMPLIANCE FROM NYSE

Providence, R.I., January 14, 2009 – LIN TV Corp. (the “Company”) announced today that it received notice from the New York Stock Exchange on January 8, 2009 that it is not in compliance with certain continued listing criteria.  The Company is considered below the applicable standards because the average market capitalization of its Class A common stock over a consecutive 30 trading-day period was less than $75 million.

Under NYSE regulations, the Company has 45 days from the receipt of the notice to submit a business plan that demonstrates its ability to restore compliance with the continued listing criteria within 18 months.  The Company has notified the NYSE of its intention to submit this plan on a timely basis and to work closely with the NYSE staff to assess its performance relative to the plan.  Since January 1, 2009, the market price of the Company’s Class A common stock has improved and the average market capitalization for the Class A common stock over such period was approximately $80.8 million.

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Safe Harbor Statement

This press release includes statements that may constitute “forward-looking statements,” including statements regarding our future plans and strategies regarding our ability to regain compliance with the NYSE’s continued listing standards.  Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, competition for audience and programming, government regulations and new technologies, that could cause our actual results to differ materially from the forward-looking statements, including the risk that we will not be successful in regaining compliance with the NYSE’s continued listing standards.  Factors that could contribute to such differences include the risks detailed in our periodic reports filed with the Securities and Exchange Commission.  By making these forward-looking statements, we undertake no obligation to update these statements for revision or changes after the date of this release.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.